EXHIBIT 99.1

FDA Grants Ceragenix’s Request for Designation

Antimicrobial Wound Dressing to be Reviewed as a Device

Denver, CO, June 12, 2007 — Ceragenix Pharmaceuticals, Inc. (OTCBB:CGXP), a biopharmaceutical company focused on infectious disease and dermatology, today announced that the FDA’s Office of Combination Products, in response to a formal request, has determined that the primary mode of  action for an antimicrobial wound dressing that is currently being developed by the Company is that of a device and it has been assigned to the FDA’s Center for Devices and Radiologic Health (CDRH) for lead review.  The device will be reviewed through the pre-market approval process to confirm reasonable assurance of safety and effectiveness.

The antimicrobial wound dressing is a combination product that combines EpiCeram® Skin Barrier Emulsion, which has been cleared by the FDA as a medical device, with the Company’s proprietary Ceragenin™ antimicrobial compound CSA-13.   In preclinical testing, CSA-13 has shown excellent activity against a broad range of pathogens, including multidrug resistant strains of staphylococcus and pseudomonas.

The antimicrobial wound dressing is intended to be used to help prevent bacterial colonization and infection. Many children with atopic dermatitis (eczema) are heavily colonized with staphylococcus and there is a growing concern that such children might be at increased risk for a particularly dangerous form of drug resistant staphylococcus infection known as MRSA.  In a recent peer reviewed scientific publication, CSA-13 was shown to be highly effective against drug-resistant forms of staph infections in in vitro testing.

“We are very pleased with this decision from the FDA as it provides a clear regulatory path for us to follow in the development and approval of this product.  We look forward to working with the FDA in bringing this device to market as funds become available,” said Steven Porter, Chairman and CEO of Ceragenix.

About Ceragenix

Ceragenix Pharmaceuticals, Inc. is a biopharmaceutical company that discovers, develops and commercializes novel anti-infective drugs based on its proprietary class of compounds, Ceragenins™ (or CSAs). Active against a broad range of gram positive and negative bacteria, these agents are being developed as anti-infective medical device coatings (Ceracides™) and as therapeutics for antibiotic-resistant organisms. Ceragenix also owns exclusive rights to Barrier Repair Technology for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenix’s patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams—EpiCeram® and NeoCeram™. For additional information on Ceragenix, please visit www.ceragenix.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the company to raise sufficient capital to finance its planned activities; the ability of the company to satisfy its outstanding convertible debt obligations; receiving the necessary marketing clearance approvals from the United States Food and Drug Administration; successful clinical trials of the company’s planned products including; the ability to enroll the studies in a timely manner, patient compliance with the study protocol,  and a sufficient number of patients completing the studies;  the ability of the company to commercialize its planned products; the ability of the company to consummate a favorable marketing agreement with a partner to market EpiCeram®; the ability of the company to successfully manufacture its products (through contract manufacturers); market acceptance of the company’s planned products, the company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the company to successfully prosecute and protect its intellectual property, and the company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do not represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular, important factors that could cause actual results to differ materially from the company’s forward-looking statements include general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to the company, may be significant, now or in the future, and these factors may affect the company to a greater extent than indicated. All forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that the company files from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-KSB for the year ended December 31, 2006, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-KSB to be filed in 2007. Except as required by law, the company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Ceragenix

Steven S. Porter, 720-946-6440

or  CEOcast, Inc.

Andrew Hellman

(212) 732-4300

End of Filing